Exhibit 6.5

INVESTMENT SUB-MANAGEMENT AGREEMENT

THIS INVESTMENT SUB-MANAGEMENT AGREEMENT (this “Agreement”) is effective as of __________, 2017 or such other date as the parties hereto may agree in writing (the “Effective Date”), by and among MogulREIT II,  Inc., a Maryland corporation (“MogulREIT II”), and RM Adviser, LLC., a Delaware limited liability company (“RM Adviser”), on the one hand, and American Assets Capital Advisers, LLC, a Delaware limited liability company (“Manager”), on the other hand.  MogulREIT II and RM Adviser are collectively referred to herein as the “RM Parties”.

W I T N E S S E T H:

WHEREAS, MogulREIT II was formed to invest in and manage a diversified portfolio of commercial real estate investments;

WHEREAS, RM Adviser is the external manager of MogulREIT II and a wholly owned subsidiary of Realty Mogul, Co., a Delaware corporation, and the management agreement between RM Adviser and MogulREIT II (the “Management Agreement”) provides RM Adviser with the authority to manage the day-to-day business of MogulREIT II, subject to the oversight of MogulREIT II’s board of directors;

WHEREAS, MogulREIT II may have excess cash that needs to be managed pending distribution to MogulREIT II’s stockholders or pending investment by MogulREIT II in accordance with its investment strategy;

WHEREAS, the RM Parties and Manager wish to enter into this Agreement in order for Manager to provide certain investment sub-advisory services on a discretionary basis with respect to MogulREIT II’s excess cash and other assets in the account referred to below;

NOW, THEREFORE, in consideration of the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Appointment of Manager, Notice of Deposits and Withdrawals.  RM Adviser, on behalf of MogulREIT II,  hereby appoints Manager as a sub-advisor investment manager to manage MogulREIT II’s assets allocated by RM Adviser from time to time to that certain account established by RM Adviser on behalf of MogulREIT II with a Custodian (as defined below) chosen by RM Adviser at its discretion and identified on Schedule A hereto (the “Account”), plus the proceeds from the sale of such assets and the income attributable to such assets held in the Account at any given time, and Manager hereby accepts such appointment.  The assets of the Account, together with any increment thereto and income, profit or gain thereon, are hereinafter referred to as the “Assets.”  The RM Parties acknowledge that the Custodian may charge MogulREIT II for fees and expenses, which will be deducted from the Assets under the terms of RM Adviser’s agreement with the Custodian, separate and apart from the Management Fee (defined below) charged to RM Adviser by Manager, as described below in Section 6.  RM Adviser shall provide Manager with written notice, no less than one (1) stock market business day in advance, of any deposit of funds into the Account.  RM Adviser shall provide Manager with written notice, no less than seven (7) stock market business days in advance (or sooner, at RM Adviser’s request), of any planned withdrawal of Assets from the Account.  The RM Parties acknowledge that it may not be commercially reasonable to convert securities in the Account to cash within seven (7) stock market business days, and that the Account may suffer losses if securities in the Account are required to be converted to cash in less than seven (7) stock market business days, and the RM Parties shall not hold Manager responsible for any such losses.  Manager will advise RM Adviser, to the extent reasonably practicable, as to Manager’s opinion regarding the estimated potential extent of losses the Account may suffer in the event securities are required to be converted to cash in less than seven (7) stock market business days.

2.           Investment Authority.

(a)         Manager shall only invest the Assets in the types of assets listed on Exhibit A to this Agreement as “Permissible Investments,” subject also to the Guidelines and/or Instructions (as each such term is hereinafter defined), if any. Within these limitations, Manager shall have complete, sole and absolute discretion in the investment and reinvestment of the Assets, with full power and authority to direct, from time to time, such purchases and sales of Permissible Investments comprising the Assets as Manager may deem appropriate, and, as RM Adviser’s agent and attorney-in-fact acting on behalf of MogulREIT II with respect to the Assets, Manager shall have full power and authority, as it deems appropriate and without prior consultation with RM Adviser or MogulREIT II, to:

(i)         buy, sell, exchange, convert and otherwise invest or trade in Permissible Investments, at such times and in such manner as Manager determines;

(ii)        place orders for the execution of such securities transactions with or through such brokers, dealers or issuers as Manager may select, which brokers or dealers are entitled to receive reasonable compensation out of the Assets for their services;

(iii)       when placing orders for the execution of such securities transactions with or through such brokers and dealers, allocate transactions to such brokers and dealers for execution on such markets, at such prices and at such commission rates as in the good faith judgment of Manager will be in the best interest of MogulREIT II, taking into consideration in the selection of such brokers and dealers not only the available prices and rates of brokerage commissions, but also other relevant factors, including, without limitation, execution capability, financial responsibility, research and other services provided by such brokers or dealers; and

(iii)       execute any documentation as RM Adviser’s agent and attorney-in-fact acting on behalf of MogulREIT II as Manager may deem necessary to facilitate any such investment or reinvestment.

(b)        Manager, as RM Adviser’s agent and attorney-in-fact acting on behalf of MogulREIT II with respect to the Assets, as it deems appropriate and with prior consultation with and prior written approval from RM Adviser, may engage external legal counsel to review trade-related documentation, and charge the Assets for such costs.  Notwithstanding Section 14 of this Agreement, Manager may give a copy of this Agreement to any broker, dealer or other party to a transaction, to the extent necessary to prove Manager’s authority to act on MogulREIT II’s behalf, and to any person or entity if doing so is necessary for Manager’s compliance with the U.S. securities laws, rules, regulations and guidelines (including, but not limited to, any applicable anti-money laundering requirements).

(c)         Manager will ensure that MogulREIT II’s Custodian (as defined below),  RM Adviser and such other service providers as RM Adviser may designate in writing will receive the following information on or within one (1) business day after each day that a purchase or sale of a  security or other asset is effected for MogulREIT II: (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (iv) the CUSIP number of the security, if any, and (v) such other information as RM Adviser may reasonably require for purposes of fulfilling its obligations to MogulREIT II under the Management Agreement.  Manager will maintain records of the information set forth in this paragraph and, within a reasonable period of time, will furnish RM Adviser with such periodic and special reports with respect to that information as RM Adviser may reasonably request.  Without limiting the generality of the foregoing, Manager shall provide quarterly performance reports to RM Adviser within seven (7) business days after the end of each quarter.

(d)         After each month end, Manager will promptly review all (i) reports of current holdings in the Account, (ii) summary reports of transactions and pending maturities, and (3) current cash position reports, all within a reasonable time after receipt thereof from the Custodian, and will report any uncorrected errors or discrepancies in such reports to RM Adviser or its designee within three (3) business days after discovery of such discrepancy.

(e)         Manager will make all appropriate personnel available to RM Adviser, acting on behalf of MogulREIT II, at reasonable times to review MogulREIT II’s investment policies and consult with RM Adviser regarding management of the Account and the investment strategies employed.

(f)          Manager acknowledges and agrees that its investment advisory services for the Assets shall be on a “separate account” basis, and no monies or securities of the Assets shall be placed in, or otherwise commingled with, monies and/or securities of any investment funds, including, without limitation, those for which Manager is the general partner, advisor or sub-advisor, or any other client of RM Adviser.

(g)         To the extent commercially reasonable, RM Adviser shall have the right to withdraw funds from the Account on behalf of MogulREIT II upon seven (7) stock market business days’ notice (or sooner, at RM Adviser’s request where it can be accommodated by Manager). The RM Parties acknowledge that it may not be commercially reasonable to convert securities in the Account to cash within seven (7) stock market business days, and that the Account may suffer losses if securities in the Account are required to be converted to cash in less than seven (7) stock market business days, and the RM Parties shall not hold Manager responsible for any such losses.  Manager will advise RM Adviser, to the extent reasonably practicable, as to Manager’s opinion regarding the estimated potential extent of losses the Account may suffer in the event securities are required to be converted to cash in less than seven (7) stock market business days.

3.           Guidelines and Instructions.  Attached hereto as Exhibit A is a statement of the investment objectives of MogulREIT II, together with a statement of any and all specific investment restrictions applicable to the investment of the Assets in Permissible Investments (the “Guidelines”).  Manager agrees to cause the Assets to be invested and reinvested from time to time in accordance with the Guidelines.  RM Adviser, on behalf of MogulREIT II,  shall have the right at all times to modify the Guidelines or to give Manager instructions (“Instructions”) to buy, sell or retain any investment.  No Instructions or modifications of Instructions or Guidelines shall be binding upon Manager unless Manager has received written notice thereof from an RM Authorized Person (as hereinafter defined).  Where commercially reasonable, Manager shall have seven (7) stock market business days to bring the Assets into compliance with any changes to the Guidelines or Instructions, but shall in any event do so as soon as reasonably practicable.    The RM Parties acknowledge that it may not be commercially reasonable to bring the Assets into compliance with changes to Guidelines or Instructions within less than seven (7) stock market business days, and that the Account may suffer losses if securities in the Account are required to be converted to cash in less than seven (7) stock market business days, and the RM Parties shall not hold Manager responsible for any such losses.    Manager will advise RM Adviser, to the extent reasonably practicable, as to Manager’s opinion regarding the estimated potential extent of losses the Account may suffer in the event securities are required to be converted to cash in less than seven (7) stock market business days.  Manager shall be under no duty to make any investigation or inquiry as to any statement contained in any written Guidelines or Instructions given and, unless and until specifically advised otherwise, Manager may accept any statement contained in any written Guidelines or Instructions provided by RM Adviser as true and accurate. The Guidelines and all Instructions, unless they expressly provide otherwise, shall continue to be effective until duly canceled by subsequent modifications duly communicated to Manager in writing.

4.           Nonconforming Investments.  If Assets are invested in investments other than the Permissible Investments or not in conformance with the Guidelines or Instructions, Manager agrees to liquidate the applicable investments immediately upon discovering such error or upon notice by RM Adviser of such error.  Any losses resulting from the sale of the applicable investments will be incurred by the Manager and refunded to the Account.

5.           Allocation and Aggregation of Orders.

(a)         Manager will not be obligated to recommend for the Account the purchase or sale of securities or other investments that Manager may purchase or sell, recommend for purchase or sale or take the opposite side of the market for investments for the accounts of Manager’s other clients.  The RM Parties acknowledge that circumstances may arise under which Manager determines that, while it would be both desirable and suitable that a particular security or other investment be purchased or sold for the account of more than one of Manager’s clients’ accounts, there is a limited supply or demand for the security or other investment.  Under such circumstances, the RM Parties acknowledge that, while Manager will seek to allocate the opportunity to purchase or sell that security or other investment among those accounts on an equitable basis, Manager will not be required to assure equality of treatment among all of its clients except as required under applicable securities laws.  Notwithstanding anything to the contrary contained herein, except as provided in and subject to Section 15 herein, Manager will be required to invest among accounts on not less than a pari passu basis.

(b)         The RM Parties acknowledge and agree that Manager may aggregate purchase or sale orders for the Account with purchase or sale orders in a particular security for other clients’ accounts when appropriate.  However, Manager is under no obligation to aggregate orders.

6.           Management Fee.

(a)        For the services to be rendered by Manager as provided in Section 2 of this Agreement, RM Adviser shall pay to Manager a fee of 50 basis points (0.5%) (the “Management Fee”) on an annualized basis, payable monthly in arrears based on the fair market value of the Assets at the close of business on the last day of the month.  The Management Fee shall be payable out of the asset management fee paid to RM Adviser by MogulREIT II.  Manager shall send an invoice for the Management Fee by email to RM Adviser following the end of each month.  RM Adviser shall provide Manager with the name, email address and phone number of the individual to whom invoices should be sent, and any subsequent changes to such information.  RM Adviser shall wire payment of the Management Fee to Manager no later than ten (10) business days after the date of the invoice.

(b)       If the investment advisory services are hereunder initiated otherwise than at the outset of a calendar month, the fee for such period shall be prorated in the proportion which the number of days in such month in which the investment advisory services were rendered bears to the total number of days in such month.  In the event there are any additions to or withdrawals from the Assets during a month, the fee for such period shall be prorated in the proportion which the total number of days in such month in which the Assets included additions to or withdrawals bears to the total number of days in such month.

(c)        If this Agreement is terminated for any reason prior to the end of a calendar month, the fee for such month period shall be prorated based upon a valuation as of the last business day preceding the date of termination and shall be in proportion to the number of days in such month in which this Agreement was in effect bears to the total number of days in the month.

(d)       Manager shall be responsible, at its sole cost, for all trading platforms, Bloomberg terminals and recurring Bloomberg costs, research costs and expenses, standard accounting functions (excluding any audit and any additional incremental Advent ACD subscription fees, both of which will not be incurred without prior written approval by RM Adviser), standard legal functions, securities regulations, on-going compliance issues and such other segments of investment management attributable to Manager’s operations.  RM Adviser shall cause Manager to be reimbursed by MogulREIT II or RM Adviser, as appropriate, for expenses reasonably incurred by Manager on behalf of MogulREIT II or RM Adviser, to the same extent such expenses would be reimbursable to RM Adviser pursuant to Section [___] of the Management Agreement,  had such expenses been incurred by RM Adviser.  Section [___] of the Management Agreement is attached hereto as Exhibit B.  Manager shall maintain, and supply to the RM Parties as they may reasonably request, records of all such expenses.

7.           Qualified Custodian.  Manager is not authorized to accept delivery of cash or securities for the Assets or to establish or maintain custodial arrangements for the Assets.  RM Adviser, on behalf of MogulREIT II,  shall choose a custodian (the “Custodian”) to hold physical custody of the Assets.  RM Adviser shall direct the Custodian to segregate the Assets and to invest and reinvest them in accordance with the directions transmitted by Manager and received by the Custodian.  Such directions shall be given in writing, or given orally and confirmed in writing promptly thereafter.  RM Adviser shall not change the Custodian without giving Manager reasonable advance written notice of its intention to do so, together with the name and other relevant information with respect to the new Custodian.  Manager shall not be liable for any act or omission of the Custodian.  The parties acknowledge that RM Adviser shall have direct access to the Custodian.

8.           Representations, Warranties and Covenants of Manager.  Manager represents and warrants as to each of the following:

(a)         Authority.  Manager is duly organized and validly existing under the applicable laws of the jurisdiction of its organization.  Manager has full corporate power and authority to enter into this Agreement under its terms and conditions, and to execute and deliver and perform its obligations hereunder.  The execution and delivery of this Agreement and the performance of Manager’s obligations hereunder have been duly authorized by Manager.  The execution, delivery and performance of Manager’s obligations under this Agreement do not violate Manager’s constituent documents, any other material agreement, order or judgment of any court or governmental authority, or any law applicable to Manager.

(b)         Authorized Persons.  Any individual whose signature is affixed to this Agreement on behalf of Manager has full authority and power to execute this Agreement on behalf of Manager.

(c)         Registered Investment Adviser.  Manager is registered as an investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”) and shall maintain such registration throughout the term of this Agreement.

(d)         Form ADV.  Part 2A of the Manager’s most recent Form ADV (the “Brochure”) filed with the U.S. Securities and Exchange Commission (“SEC”),  as previously provided to the RM Parties, is in all material ways accurate, true and complete to the best of Manager’s knowledge.   Any “Brochure Supplement” prepared in compliance with Part 2B of Form ADV is also in all material ways accurate, true and complete to the best of Manager’s knowledge.   Manager will comply in all material respects with

all applicable SEC regulations governing provision to the RM Parties of any subsequent amendments to the Brochure or any Brochure Supplement.

(e)         Applicable Rules.  Manager shall comply in all material respects with all applicable laws, rules and regulations of all federal and state regulatory agencies having jurisdiction over Manager in the performance of its duties hereunder (the “Rules”). RM Adviser is not responsible for determining whether Manager is in compliance with the Rules.

(f)          Notice of Certain Events.  Manager will promptly notify RM Adviser in writing, on behalf of RM Adviser and MogulREIT II, of any occurrence that results, or threatens to result, in any representations by Manager contained in this Agreement becoming inaccurate, false, misleading or incomplete.

9.           Representations, Warranties and Covenants of the RM Parties.   The RM Parties, and each of them as applicable as described in this Section 9, hereby acknowledge, represent, warrant and covenant to, and agree with Manager, as follows:

(a)         MogulREIT II’s Assets.  MogulREIT II represents and warrants that MogulREIT II and its stockholders  are the sole legal and beneficial owners of all the Assets and (i) there are no restrictions on the transfer, sale or public distribution of any Assets, and (ii) no option, lien, charge, security or encumbrance exists over the Assets.  MogulREIT II represents and warrants that it has full beneficial ownership of the Account.  The RM Parties, and each of them, represents and warrants that it has not granted and will not grant a security interest in the Account.

(b)         Authority.  The RM Parties, and each of them, represents and warrants it is duly organized and validly existing under the applicable laws of the jurisdiction of their organization.  RM Adviser represents and warrants that it has full corporate power and authority to engage Manager under the terms and conditions of this Agreement, and the RM Parties, and each of them, represents and warrants that it has full corporate power and authority to execute and deliver and perform their respective obligations hereunder.  The RM Parties, and each of them, represent and warrant that execution and delivery of this Agreement and the performance of their respective obligations hereunder have been duly authorized by the RM Parties, and each of them.  The RM Parties, and each of them, represent and warrant that the execution, delivery and performance of their respective obligations under this Agreement do not violate their constituent documents, any other material agreement, order or judgment of any court or governmental authority, or any law applicable to either of them.

(c)         Form ADV, Privacy Policy.  RM Adviser, on behalf of MogulREIT II,  acknowledges receipt of Manager’s Privacy Policy and the Brochure and any Brochure Supplements.  Notwithstanding anything to the contrary herein, if RM Adviser did not receive a copy of the Form ADV Part 2A or Part 2B at least forty-eight (48) hours prior to execution of this Agreement, the RM Parties shall have the right to terminate this Agreement without penalty within five (5) business days of the execution of this Agreement.

(d)         Authorized Persons.  Each of the RM Parties represent and warrant that any individual whose signature is affixed to this Agreement on behalf of the RM Parties has full authority and power to execute this Agreement on behalf of each of the RM Parties.  Each of the RM Parties represents and warrants that each individual specified on the applicable portion of the Certification of Authorized Persons attached hereto as Exhibit C is authorized to act for the RM Parties and to certify to Manager from time to time, by listing on, and delivering to Manager a revised Exhibit C or a substantially similar form, those other persons who also are so authorized to act on behalf of the RM Parties (“Authorized

Persons”).  The RM Parties, and each of them, shall promptly notify Manager in writing of any event that could reasonably be anticipated to affect any such individual’s authority under this Agreement.

(e)         Discretion.  RM Adviser represents and warrants that it has full discretionary authority to manage the Assets, and that it has full power and authority to delegate such discretionary authority to a sub-advisor, and specifically, to delegate such discretionary authority to Manager.

(f)         Contravention of Laws.  The RM Parties, and each of them, represent and warrant to Manager that, to the best of their knowledge, the Assets were not directly or indirectly derived from activities that may contravene U.S. Federal, state or international laws and regulations, including, without limitation, any applicable anti-money laundering laws and regulations.

(g)         Investment Company.  MogulREIT II represents and warrants that it is not an investment company (as that term is defined in the Investment Company Act of 1940, as amended).

(h)         Plan Assets.  (i) MogulREIT II represents and warrants that is not and will not be an “employee benefit plan” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1954, as amended, or a “governmental plan” as defined in Section 3(32) of ERISA; (ii) the assets in the Account do not and will not constitute the “plan assets” of any such plan, as determined under the Department of Labor Plan Asset Regulation at 29 C.F.R. Section 2510.3-101 or otherwise; and (iii) it shall deliver to Manager such certifications or other evidence of the matters set forth in the foregoing representations and warranties in this Subsection 9(h) as Manager reasonably may request from time to time.

(i)         Tax Withholding.  MogulREIT II represents and warrants that it is not subject to backup withholding because (i) it is exempt from backup withholding, (ii) it has not been notified by the Internal Revenue Service (the “IRS”) that it is subject to backup withholding as a result of a failure to report all interest or dividends, or (iii) the IRS has notified MogulREIT II that it is no longer subject to backup withholding.

(j)         Notice of Certain Events.  The RM Parties, and each of them, will promptly notify Manager in writing of any occurrence that results, or threatens to result, in any representations by the RM Parties contained in this Agreement becoming inaccurate, false, misleading or incomplete.

10.         Power of Attorney.  RM Adviser, based on its authority to act on behalf of MogulREIT II, hereby appoints Manager as its attorney-in-fact for the sole purpose of signing documents relating to, or necessary in connection with, the services, transactions or relationships contemplated by this Agreement.  RM Adviser cannot revoke this special power of attorney during the term of this Agreement.

11.         Liability of Manager.  Manager undertakes to manage the Account in good faith.  To the extent permissible by law, Manager and any partner, officer, director or employee of Manager or any affiliate thereof (collectively, the “Manager Covered Persons”) and their agents will not be liable, responsible or accountable for any expenses, fees (including, without limitation, attorneys’ fees), losses, damages, liabilities, demands, charges or claims of any kind (“Losses”) incurred by reason of or arising out of or relating to any investment decision made or other action taken or omitted in the performance of their respective duties hereunder, including Losses incurred by reason of any acts or omissions of any custodian or broker, except to the extent that such Losses have been finally determined, by a court of competent jurisdiction, to have been caused by the respective fraud, bad faith, willful misconduct, or gross negligence of the Manager Covered Persons, or by a material breach of this Agreement by a Manager Covered Person (which, for the avoidance of doubt, shall not include exercises of managerial discretion contemplated hereunder).  Notwithstanding the foregoing, federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing herein shall constitute a waiver or limitation of any rights which the RM Parties may have under any federal or state securities laws.

12.         Indemnification.  The RM Parties shall jointly and severally reimburse, indemnify and hold harmless the Manager Covered Persons and their agents with respect to any and all Losses arising out of, relating to or in respect of (i) the acts, omissions, errors of judgment, transactions, duties, obligations or responsibilities of the Manager Covered Persons or their agents with respect to the Account and the Assets, and (ii) all Losses which Manager Covered Persons may incur by reason of any acts or omissions of the RM Parties, and each of them, or their respective agents, including any custodian or broker, except to the extent that such Losses have been finally determined by a court of competent jurisdiction to have been caused by the respective fraud, bad faith or willful misconduct of such Manager Covered Persons.  In accordance with Section [___] of the Management Agreement,  MogulREIT II shall reimburse, indemnify and hold harmless RM Adviser and its Indemnified Persons (as such term is defined in the Management Agreement) with respect to any Losses that may be incurred by RM Adviser in the circumstances described in this paragraph.  Notwithstanding the foregoing, federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing herein shall constitute a waiver or limitation of any rights which the RM Parties may have under any federal or state securities laws.

13.         Term.  The services provided by Manager as set forth herein shall be for a one-year term, automatically renewing each subsequent year; provided,  however, notwithstanding the foregoing, this Agreement may be terminated by any party hereto upon thirty (30) days’ written notice to the other parties, for any reason, with or without cause.  The following Sections shall survive termination:  Sections 11, 12,  14, 19 and 20.

14.         Confidential Relationship.  Each party hereto agrees that all non-public confidential information concerning the other party which may become available to such party in connection with services, transactions or relationships contemplated in this Agreement shall at all times be treated in strictest confidence and shall not be disclosed to third persons except as (x) may be required by law or regulatory authority, including but not limited to any subpoena, administrative, regulatory or judicial demand or court order, (y) as otherwise set forth in this Agreement, or (z) upon the prior written approval of the other parties to this Agreement.  The RM Parties authorize Manager (i) to include the RM Parties’ names in a representative or sample client list prepared by Manager, provided Manager shall not disclose the RM Parties’ contact information or any information about MogulREIT II’s holdings, and (ii) to use Manager’s investment experience with respect to the Assets, or the Assets’ performance, in composite performance presentations, marketing materials, attribution analyses, statistical compilations, or other similar compilations or presentations, provided such use does not disclose the RM Parties’ identities except to the extent permitted by the RM Parties,  and provided that any use of the RM Parties’ information covered by this sentence is implemented in compliance with all applicable laws, including without limitation the Advisers Act and related rules and regulations.  Manager authorizes the RM Parties to include Manager’s name in regulatory filings and advertising materials indicating the identity of Manager and describing generally the nature of the services provided by Manager hereunder.

15.         Status and Other Activities of Manager.

(a)         The relationship of the parties under this Agreement is non-exclusive.  The RM Parties shall be free to obtain similar services from others.  Further, the services of Manager are not deemed to be exclusive, and Manager shall be free to render similar services to others, except that Manager shall not perform similar services to online real estate crowdfunding competitors of the RM Parties including Rich

Uncles, Fundrise, and RealtyShares, except with the RM Parties’ prior written consent.  The RM Parties agree that Manager may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given, or the timing or nature of actions taken, with respect to the Assets.  Nothing in this Agreement shall be deemed to impose upon Manager any obligation to purchase or sell for MogulREIT II any security or property which Manager may purchase or sell for its own account or for the account of any other client if, in the sole discretion of Manager, such transaction or investment appears unsuitable, impractical or undesirable for MogulREIT II.

(b)         When Manager deems the purchase or sale of an investment to be in the best interest of MogulREIT II as well as other clients of Manager, Manager may aggregate the investments to be purchased or sold with those of other clients, including the proprietary accounts of Manager, in order to obtain favorable execution and brokerage commissions, if any.  In such event, allocation of the investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by Manager in the manner it considers to be equitable and consistent with its fiduciary obligations to MogulREIT II and to such other clients.

16.         Non-Assignment.  Manager shall not assign this Agreement without the prior written consent of the RM Parties, which consent shall not be unreasonably withheld.

17.         Proxies and Other Legal Notices.

(a)         Decisions on proxy voting will be made by RM Adviser, acting on behalf of MogulREIT II.  The RM Parties acknowledge and agree that Manager has no obligation to vote proxies; rather, proxies will be sent by the Custodian directly to RM Adviser on behalf of MogulREIT II,  and MogulREIT II shall be solely responsible for voting such proxies.

(b)         Manager shall not be expected or required to take any action with respect to lawsuits involving securities presently or formerly held in the Account, or the issuers thereof.

(c)         The RM Parties acknowledge that Manager or its affiliates may, from time to time, recommend litigation against an issuer (whether by opting into or out of any existing class action lawsuit or otherwise) on behalf of one or more of the registered investment companies or other pooled investment vehicles advised by Manager or its affiliates.  In such cases, Manager will not provide the RM Parties with notice of, or the opportunity to participate in, such litigation.  The RM Parties, and each of them, agree to hold Manager harmless for not including the Account in any such litigation.  Notwithstanding the foregoing, federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing herein shall constitute a waiver or limitation of any rights the RM Parties may have under any federal or state securities laws.

(d)         Unless otherwise agreed, Manager shall not be expected or required to file proofs of claim with respect to securities held in the portfolio of MogulREIT II that may be the subject of bankruptcy proceedings.  Manager shall not be responsible for any failures to make such filings or, if Manager is acting under the authority granted to it and determines in its sole discretion to make such filings, for any failure to make such filings in a timely manner.

18.         Acknowledgment of Investment Risk.  Notwithstanding any provision herein to the contrary, the RM Parties, and each of them, understand that the value of investments may decrease as well as increase, and the Assets’ performance is not guaranteed.  The RM Parties, and each of them, agree that Manager has not made and is not making any guarantees, including, without limitation, a guarantee as to any specific level of performance of the Assets.  The RM Parties, and each of them, further understand and acknowledge that investment decisions made in respect of the Assets by Manager are subject to various market, currency, economic, and business risks as well as the risk that those investment decisions will not always be profitable.  The RM Parties, and each of them, acknowledge that past performance results achieved by accounts supervised or managed by Manager are not indicative of the future performance of the Assets.  The RM Parties, and each of them, understand that securities, mutual funds and other non-deposit investments are not deposits or other obligations of, or guaranteed by, Manager or any affiliate, are not insured by the Federal Deposit Insurance Corporation or any other government agency, and are subject to investment risk, including possible loss of principal amounts invested.

19.         Notices.  Notices hereunder shall be by hand, confirmed fax, email or other confirmed written form of electronic communication or by letter which shall be mailed by overnight courier service (or regular mail if to a post office box) and shall be deemed delivered on the date of delivery.  Notice provided by email shall be deemed to be delivered when sent to the intended recipient at the below referenced email address.  Communications shall be delivered to the addresses and persons set forth below:

(a)   To the RM Parties:

MogulREIT II,  Inc.

c/o RM Adviser, LLC

Attn: Senior Vice President, Accounting

10780 Santa Monica Blvd., Ste. 140

San Diego, CA  90025

Email:  accounting@realtymogul.com, with a copy to Karen.Fleck@realtymogul.com

(b)  To Manager:

American Assets Capital Advisers, LLC

Attn:  General Counsel

11455 El Camino Real, Ste. 140

San Diego, CA  92130

Email:  jschwartz@aacadvisers.com

Except as otherwise provided herein, each party to this Agreement shall be entitled to rely on oral instructions and directions in the ordinary course of business and operations given to them by a representative of each other party if such party reasonably and in good faith believed that such representative was duly authorized to provide such oral communication; provided that such oral communication is promptly confirmed by a written form of electronic communication or letter, delivered as set forth above.

20.         Miscellaneous.

(a)         Representations, Warranties and Covenants.  All agreements, representations, warranties and covenants contained herein will survive the execution and delivery of this Agreement.

(b)         Choice of Law and Jurisdiction.  This Agreement will be enforced, governed and construed in all respects in accordance with the laws of the State of California, without regard to that state’s conflicts of law provisions.  The parties hereto agree to submit to the exclusive jurisdiction of the federal and state courts of the State of California, County of San Diego with respect to the interpretation of this Agreement or for the purposes of any action arising out of or relating to this Agreement.  However, this Section 20(b) does not constitute a waiver of any right provided by the Advisers Act, including the right to choose the forum in which to seek dispute resolution.

(c)         Severability.  Each provision of this Agreement is intended to be severable from every other provision, and the invalidity or illegality of any part of this Agreement shall not affect the validity or legality of the remainder of this Agreement.

(d)         Integration.  This Agreement, including all Exhibits hereto, together with any other document that may be delivered in connection herewith and signed by all parties hereto, sets forth the entire agreement and understanding among the parties hereto relating to the subject matter hereof, any and all prior correspondence, conversations, and memoranda or other writings being merged herein and replaced and being without effect hereon.  No promises, covenants or representations of any character or nature other than those expressly stated herein or in any such other document have been made to induce any party to enter into this Agreement.  This Agreement may not be amended, nor any obligation waived, except by a writing signed by all parties hereto.

(e)         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.  Facsimile and electronic signatures shall be deemed original signatures for all purposes.

(f)          Headings.  The titles and headings in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

RM PARTIES:

MOGULREIT II,  Inc.,

a  Maryland corporation

By:
Name:	Jilliene Helman
Title:	Chief Executive Officer

RM ADVISER, LLC,

a Delaware limited liability company

By:
Name:	Jilliene Helman
Title:	Chief Executive Officer

MANAGER:

AMERICAN ASSETS CAPITAL ADVISERS, LLC,

a Delaware limited liability company

By:
Name:	Burland East, III
Title:	Chief Executive Officer

Schedule  A

Account

Account Title:

American Assets Capital “_____________”

Account #:

[_________]

JPMS Contact:

Stephen Wynne

stephen.m.wynne@jpmorgan.com

(415) 772-2901

Wire Instructions:

JPMorgan Chase

One Chase Plaza

New York, NY  10005

ABA # 021 000 021

Credit to: JPMCC

Account #:  066001633

Further Credit to:  American Assets Capital “_____________”

JPMS Account #:  520-16659

SWIFT: CHASUS33

JP Morgan Clearing Corp

DTC # 0352

ABA # 322 271 627 (for sending wires to JPM banking accounts)

Exhibit A

Guidelines

MogulREIT II’s Investment Objectives for the Account:

•Income and cash management based on short-term, highly liquid Permissible Investments (as such term is described below).

MogulREIT II’s Investment Restrictions for the Account:

•The securities in MogulREIT II’s Account may only be Level 1 or Level 2 assets. The Account shall not include any Level 3 assets.

•The Account shall not trade in any assets listed on a foreign (non-U.S.) exchange.

•Real estate assets held in the Account shall include only commercial real estate investments.  The Account shall not include any investments in residential real estate, hospitality, or gaming.

•Each Permissible Investment (as such term is described below) must be convertible to cash within seven (7) stock market business days.

•Such other restrictions as RM Adviser may communicate to Manager in writing from time to time in order for RM Adviser to ensure its compliance with (a) the requirements for MogulREIT II’s exclusion from registration under the Investment Company Act of 1940, (b) the requirements for MogulREIT II’s qualification for as a real-estate investment trust (“REIT”) for tax purposes, (c) limitations on overall leverage on MogulREIT II’s assets consistent with its investment objectives, and (d) prudent standards for credit risk, interest rate risk, and hedging risk as determined by RM Adviser.

Permissible Investments:

•Publicly-traded common or preferred equity shares in REITs that own commercial real estate assets; and

•Other short-term cash-equivalent investments, such as certificates of deposit and money market funds.

Exhibit B

Section [____] of the Management Agreement

[TO BE PROVIDED]

Exhibit C

Authorized Persons

Name	Email Address	Office Phone
Karen Fleck	karen.fleck@realtymogul.com	310-907-7144
Jilliene Helman	jilliene.helman@realtymogul.com	310-907-7144
Elizabeth Braman	elizabeth.braman@realtymogul.com	310-907-7134